Exhibit 5


                              February 22, 2002


New England Business Service, Inc.
500 Main Street
Groton, MA 01471

Ladies and Gentlemen:

     This opinion is being furnished in connection with a registration statement on Form S-8 and all exhibits thereto
(the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, for the registration of 1,000,000 shares of Common Stock, par value $1.00 per share (the "Shares"), of New England
Business Service, Inc., a Delaware corporation (the
"Company"). The Shares are to be issued pursuant to an offering to eligible employees of the Company pursuant to the 401(k) Plan for Employees of New England Business
Service, Inc. (the "Plan").

     I am General Counsel of the Company and am familiar with the action taken by the Company in connection with the Plan. For purposes of this opinion, I have examined the Registration Statement, the Plan and such other documents, records, certificates and other instruments as I have deemed necessary.

     Based on the foregoing, I am of the opinion that:

     1. The issuance of the Shares has been duly authorized by all necessary corporate action of the Company and, when issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

     2. The written documents constituting the Plan comply in all material respects with the requirements of the Employee Retirement Income Security Act of 1974 pertaining to the Plan. Please note that certain amendments to the Plan will be required to comply with recent statutory and regulatory changes, but that the regulatory grace periods for making such amendments have not yet expired.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

                              Very truly yours,

                              /s/ Craig Barrows

                              CRAIG BARROWS
                              General Counsel
                              New England Business Service, Inc.

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